Exhibit 10.16

CONCENTRIX CVG CMG UK LIMITED

and

CORMAC TWOMEY

SERVICE AGREEMENT

SERVICE AGREEMENT (“the Agreement”)

BETWEEN:

(1)Concentrix CVG CMG UK Limited (“the Company”).

(2)Cormac Twomey (“the Executive”).

IT IS AGREED as follows:

1.INTERPRETATION

In this Agreement unless the context otherwise requires the following expressions shall have the following meanings:
“Associated Company” means the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.
2.APPOINTMENT AND TERM

2.1Subject to the terms of this Agreement, the Executive's employment ("the Employment") shall commence on 7th January 2019 ("the effective date"), subject to either party giving notice of termination under Clause 16 below. The Executive’s continuous employment shall commence on the effective date.
2.2The Executive will be employed by the Company as Leader of Global Operations and Delivery, or in such other capacity of a like status as the Company may require. The Executive shall report to Chris Caldwell, Concentrix CEO or the board of directors of the Company.
3.    DUTIES

3.1During the continuance of the Employment the Executive will exercise such powers and perform such duties in relation to the business of the Company as may from time to time be vested in or assigned to him by the Company (not being inappropriate to his position with the Company) and in all respects comply with the directions given by or under the authority of the Company. The Executive will use all reasonable endeavours to promote the interests of the Company and any Associated Company.
3.2The Executive will at all times give promptly to the Company (in writing if so requested) all such information and explanations as the Company may reasonably require in connection with the Employment hereunder or the business of the Company insofar as the information is within the knowledge of the Executive.
3.3The Executive shall work such hours as may reasonably be required for the proper performance of his duties and shall, unless prevented by incapacity, devote the whole of his time, attention and ability during those hours to the performance of his duties under this Agreement in a proper, loyal and efficient manner. In particular, the Executive by signing this Agreement, agrees to work more than 48 hours averaged over a 17 week period if so required. The Executive is entitled to withdraw his agreement to the same by giving three months' notice in writing at any time.
3.4The Executive’s normal place of work shall be at his home in the United Kingdom or such Concentrix office within the United Kingdom where he may be needed to work from time to time. The Executive fully understands that notwithstanding the foregoing, he may be required to undertake regular business travel both within the UK and abroad in his role with the Company.
3.5The Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide work for the Executive, and the Company may at any time or from time to time during the term of this Agreement (the “Term”) or in circumstances in which it reasonably believes that the Executive is guilty of misconduct or in breach of this Agreement, in order that the circumstances giving rise to that belief may be investigated, suspend the Executive from the performance of his duties or exclude him from any premises of the Company and need not give any reason for so doing. Salary and benefits will not cease to be payable by reason only of such suspension or exclusion.
4.    GOOD FAITH

4.1The Executive shall not directly or indirectly carry out or engage in or be interested or concerned in any way in any other business or trade which competes with that of the Company or any Associated Company and shall disclose to the Company any like activities relating to his spouse or his children of which he is aware.
4.2Except in his capacity as a representative of the Company, or with the previous written approval of the Executive’s line manager, the Executive shall not during the Employment hold any office or appointment of a public or administrative nature and shall disclose to the Company any such appointments relating to his spouse or his children of which he is aware.
4.3The Executive may have a financial interest not exceeding 5% of total share value in any business or trade which does not compete with that of the Company or any Associated Company on condition that interest does not in any way diminish or restrict the performance of his duties under this Agreement.
4.4If the Executive is in breach of any of the terms of this Agreement he shall immediately disclose the breach to the Company, and shall report his own wrongdoing to the Company, and if he becomes aware of any breach of the terms of employment or wrongdoing of any other director or employee of the Company he shall disclose the breach or wrongdoing to the Company as soon as he becomes aware of the same.
5.    SALARY

5.1The Company shall pay to the Executive a salary at the gross rate of £346,023.42 per annum or at such rate or rates as the Company may from time to time determine and notify the Executive in writing. The salary shall be paid by bank transfer by equal monthly instalments in arrears, subject to the usual deductions for tax and national insurance contributions.
5.2The salary shall accrue from day to day with the first monthly installment being calculated from the commencement of the Employment, and the last monthly instalment being calculated down to the date of termination of the Employment.
6.    PENSION AND OTHER BENEFITS

6.1The Executive shall be entitled, during the continuance of the Employment, to participate in the contributory pension scheme established by the Company for its directors and employees.
6.2A contracting-out certificate is not in force in respect of this employment.

6.3The Company shall be entitled at any time to terminate the pension scheme or the Executive’s membership of it subject to providing the Executive with the benefit of a substantially equivalent pension scheme (“the New

Scheme”), the terms of which shall be no less favourable, in the reasonable opinion of the Company, than those of the previous pension scheme when taken as a whole. The Executive will be fully credited in the New Scheme for his pensionable service in the existing scheme as if those years had been under the New Scheme.
6.4Equity-Based Incentives. Subject to approval by the Compensation Committee, Board of Directors, the Executive will be granted a restricted stock award in the Company’s common stock under the SYNNEX Corporation’s 2013 Stock Incentive Plan in accordance with and subject to the rules of the plan. In 2019, the Executive will be eligible for an award of USD 450,000. For the avoidance of doubt, if either party gives written notice of termination in the first five months of the Employment, the Executive will not be entitled to any stock award under this agreement.
6.5Benefits. The Company shall provide the Executive with private medical insurance, permanent health insurance and life insurance cover. However the Company reserves the right to vary, withdraw or replace the schemes in place from time to time. Further details of the relevant plans are provided in the UK Employee Handbook and the rights in this clause 6.5 are subject to the UK Employee Handbook, the rules of any plan in place from time to time and to any insurer’s willingness to continue to insure the Executive.
6.6Bonus. Effective January 7th 2019, the Executive shall be eligible to receive an annual bonus for each year during the Term, at an annual bonus target ("bonus target") amount of 100% of the Executive’s Base Salary, determined based on and subject to the Concentrix Corporation’s achievement of targeted performance metrics for such year as established by the Company in its sole discretion from time to time and paid in accordance with the Concentrix Corporation’s customary practices. In the event of termination of this agreement:
6.6.l     if the Executive’s employment under this agreement is terminated or notice of termination is given by either party at any point within the first five months of the Executive’s employment for any reason (unless lawful termination for gross misconduct in which case no bonus is payable), the Company shall pay to the Executive within 14 days of the termination date a bonus calculated up to the date of termination and pro-rated for the proportion of the year worked on the assumption of a target met in full;
6.6.2     Subject to clause 6.6.1 above, if the Executive’s employment under this agreement is terminated at any point after the first five months of the Executive's employment for any reason (unless for a Cause reason in which case no bonus is payable), the Company shall pay to the Executive within 14 days of the termination date a bonus calculated up to the date of termination and pro-rated for the proportion of the year worked on the assumption of a target met in full. For the purposes of this agreement, “Cause” shall mean any material or serious breach of this agreement or the Executive’s obligations under it, a gross misconduct reason, a lawful termination for poor performance or the Executive’s resignation of his employment.
7.    EXPENSES

The Company shall reimburse to the Executive (against production of receipts) all reasonable travelling, accommodation, entertainment and other out-of-pocket expenses which he may from time to time be authorised to incur in the execution of his duties hereunder in accordance with the Company’s reimbursement policy as in effect from time to time.

8.    CAR
The Company will provide a car allowance of £540 per month, subject to the usual deductions for tax and national insurance, per month during the Term so long as the executive holds a valid current driving licence.
9.    HOLIDAYS

9.1The Executive shall be entitled, in addition to public holidays, to 25 working days’ paid holiday in each complete holiday year of the Company running from January to December to be taken at such times as may be approved by the Executive’s Manager.
9.2If the Employment either commences or terminates part way through a holiday year, then the number of days’ holiday to which the Executive shall be entitled in that holiday year shall be adjusted proportionately on a pro rata basis.
9.3Except with the prior written approval of the Executive’s Manager, holidays shall not be taken in periods exceeding two continuous weeks and holidays may not be carried forward from one holiday year to the next.
9.4Upon termination, the Executive will be compensated for any accrued but untaken holiday at the rate of 1/260 of basic salary per day of holiday. If the Executive has exceeded his accrued entitlement to holiday, the Company may deduct sums calculated at the rate of l/260 basic salary per day, from salary or any payments owing to him. The Company reserves the right to require the Executive to take any accrued holiday during any period of Garden Leave or notice.
10.    SICKNESS AND INJURY

10.1    If the Executive is absent from work as a result of sickness or injury he shall:

10.1.1     notify the Company by telephone or email as soon as practicable on the first day of his absence;
10.1.2        if the period of absence lasts for seven consecutive calendar days or less, submit to the Company on his return a certificate of sickness completed by himself; and
10.1.3        if it is eight consecutive days or more, submit to the Company without delay, a medical certificate signed by a practising medical practitioner in respect of each week of absence after the first; and
10.1.4        at the request of the Company, submit to a medical examination with the Company's nominated doctor, and allow the report and any medical records to be submitted for the Company's attention.
10.2    The Executive will, subject to compliance with sub-clause 10.1 above, be paid the salary at the full rate (less any social security or other benefits payable to him) during any period or periods of absence from work as a result of sickness or injury up to a maximum of 120 days in aggregate during any calendar year; thereafter salary will be paid at the discretion of the Company.
10.3    The Company will pay statutory sick pay, where appropriate, in accordance with the legislation in force at the time of absence, and any payment of salary in accordance with this clause will go towards discharging its liability to pay statutory sick pay.
11.    PAY FOLLOWING ACCIDENT

In the event that the Executive is incapable of performing his duties by reason of injuries sustained wholly or partly as a result of actionable negligence nuisance or breach of any statutory duty on the part of any third party, all payments made to the Executive by the Company whether of salary or sick pay shall, to the extent that compensation is recoverable from that third party, constitute loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from payments as if they were emoluments of the Employment) and shall be repaid to the Company by the Executive when and to the extent that the Executive recovers compensation (or could have so recovered compensation had he pursued the same) for loss of earnings from that third party by action or otherwise.
12.    INTELLECTUAL PROPERTY

12.1     Definitions:

Employment Inventions: any Invention which is made wholly or partially by the Executive at any time during the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).
Employment IPRs: Intellectual Property Rights created by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).
Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade-marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
12.2    The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Executive holds them on trust for the Company. The Executive acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company.
12.3    To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 12, the Executive agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute for determination to an expert. The expert’s decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties. The parties will be entitled to make submissions to the expert and will provide (or procure that others provide) the expert with such assistance and documents as the expert reasonably requires for the purpose of reaching a decision. The Executive agrees that the provisions of this clause 12 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 12 until such time as the Company has agreed in writing that the Executive may offer them for sale to a third party.

12.4    The Executive agrees:

12.4.1    to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Associated Company promptly on their creation;
12.4.2    at the Company’s request and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
12.4.3    not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and
12.4.4    to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Executive.
12.5    The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain or permit any claim for infringement of moral rights in such copyright works.
12.6    The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Executive in respect of his compliance with this clause. This clause is without prejudice to the Executive's rights under the Patents Act 1977.
12.7    The Executive undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Executive's reasonable expenses of complying with this clause.
12.8    The Executive agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.
12.9    The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute documents, use the Executive’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. The Executive acknowledges that a certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.
13.    DUTY OF CONFIDENCE

13.1    For the purpose of this Agreement, “Confidential Information” shall include without limitation:

13.1.1    business methods and information of the Company or any Associated Company (including without limitation prices charged, discounts given to customers or obtained from suppliers, marketing and advertising programmes, costing, budgets, turnover, sales targets or other financial information);
13.1.2    lists and particulars of the Company's or any Associated Company’s suppliers and customers and the individual contacts with such suppliers and customers;
13.1.3    secret processes and know how employed by the Company or any Associated Company or their suppliers; and
13.1.4    confidential details as to the design of the Company or any Associated Company or their suppliers’ products and inventions or developments relating to future products;
whether or not in the case of documents they are or were marked as confidential.

13.2    The Executive shall at all times during the Term with the Company and after termination (however arising) keep secret and not use or disclose (except in the proper course of his duties) to any person, company or other organization whatsoever, any Confidential Information. This shall not apply to:
13.2.1    any use or disclosure authorised by the Company or required by law;

13.2.2    any information which is already in, or comes into, the public domain other than through the Executive’s unauthorised disclosure; or
13.2.3    any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
14.    REPRESENTING A CONNECTION AFTER TERMINATION OF THE EMPLOYMENT

The Executive shall not at any time after the termination of the Employment, howsoever arising, represent himself as being in any way connected with or interested in the business of the Company or any Associated Company.
15.    PROTECTIVE COVENANTS

15.1    Definitions

‘Business’: any business the Company or any Associated Company in which the Executive was involved to a material extent at any time during the last twelve months of his employment, including the provision and management of customer management services, analytics, integrated voice recognition systems, billing, order management and customer management systems.
‘Client’: any person, firm or company who is or was a client of the Company or any Associated Company during the last twelve months of the Executive's employment and with whom the Executive had material contact or dealings during such twelve month period.
‘Key Worker’: any person who, at the Termination Date, is employed or engaged by the Company or any Associated Company:
•at a senior or key level or at a level at least equal to his level and who was a person with whom the Executive had material contact during the last twelve months of his employment; or
•in a position which reported directly to the Executive either at the Termination Date or at any time during the last twelve months of his employment.

‘Prospective Client’: any person, firm or company who, at the Termination Date, we or any Associated Company are in discussions or negotiations with for the purposes of them becoming a client and with whom the Executive had material contact or dealings during such discussions or negotiations.
‘Termination Date’: the date on which the Executive's employment ends with the Company.

15.2    Non solicitation or dealing with Clients

The Executive will not, for a period of 12 months after the Termination Date, solicit or deal with, or approach or accept any business or trade of, a Client or Prospective Client for the provision of goods or services which compete with the Business.
15.3    Non Solicitation of Workers

The Executive will not, for a period of 12 months after the Termination Date, for the Executive’s own interests or on behalf of any business or entity which is in competition with the Business, engage, employ or offer employment to a Key Worker, or in any way try to influence a Key Worker to leave the Company or any Associated Company.
15.4    Non-Competition

The Executive will not, for a period of 6 months after the Termination Date, be employed, engaged in or concerned in any capacity in any business or entity which is or seeks to be in competition with the Business in (a) a country in which the Company has business interests or dealings within the Europe, Middle East and Africa region, or (b) a country in which the Executive has worked to a material extent in the last twelve months of the Executive's employment.
15.5    Suppliers

The Executive will not, at any time after the Termination Date, interfere with or in any way conduct himself so as to damage or detrimentally affect our relationship or terms of trade with any Supplier.
15.6    General

The restrictions set out in this clause apply whether the Executive is acting for his own benefit or on behalf of any person and whether the Executive acts directly or indirectly. Nothing in clause 15 shall prevent the Executive from being employed by or engaged with any other business in relation to work he was not materially concerned with during the last twelve months of the Executive’s employment. The Company shall consider, in its absolute discretion, a request by the Executive in writing to waive the protective covenant above. The Company may require the Executive to provide all such information and documentation as is necessary in order for it to consider the Executive's request. The Executive must continue to comply with his obligations under this clause 15 at all times whilst the Company considers the Executive’s request. The Company shall endeavour to inform the Executive in writing of its decision as soon as practicable after receiving the Executive’s request. If the Executive receives an offer of employment either during the term of his employment or when the restrictions set out above are in force, the Executive must immediately provide the person making such an offer of employment with a copy of this Clause 15.
15.7    Any period during which the Executive is not required to attend work in accordance with clause 15.4 shall be deducted from the period of restriction referred to in clauses 15.2-15.5 above.

15.8    Each of the obligations contained in clause 15 constitutes an entirely separate and independent restriction on the Executive notwithstanding that it may be contained in the same sub-clause, clause, sentence or phrase. If these obligations or any part of them are found to be held invalid or unenforceable or void but would not be if some part of the obligation were deleted, modified or varied then the provision shall apply with such deletion, modification or variation as is necessary to make it valid and effective.
15.9    None of the restrictions under this clause 15 shall prevent the Executive from holding 5% or less of shares or other securities of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.
16.TERMINATION

16.1    Either party may terminate this Agreement by giving to the other one week’s written notice of termination in the first five (5) months, and thereafter not less than six (6) months’ notice in writing.
16.2     The Executive shall have no claim against the Company by reason of such termination and no delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.
16.3    The Company reserves the right in its sole and absolute discretion to terminate the Executive’s Employment by paying the Executive in lieu of notice. Such payment to be made within 28 days or the Company's next payroll, whichever is the later. The payment shall be solely the Executive’s basic salary (at the rate payable when the option is exercised) and bonus at target pro-rated to the date of termination (subject to the terms of clause 6.6) without taking into account any pension contributions or benefits in kind, and shall be subject to deductions for income tax and national insurance contributions as appropriate. The Executive will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option to pay in lieu of notice to the Executive.
16.4    Once notice of termination has been given by either side, the Company may at any time and for any period(s) require the Executive to cease performing his job and/or exclude the Executive from entering any of its premises and/or instruct the Executive not to contact clients, customers or colleagues, and/or require the Executive to perform such duties as the Company shall assign. During any such period of garden leave, the Company will continue to pay salary and provide all benefits provided for in this Agreement.
16.5    Upon the termination of the Employment, the Executive shall forthwith return all documents in his possession, custody or control which contain records of such information and all property in his possession, custody or control of the Company or any Associated Company or their customers or suppliers. If requested, the Executive shall send to the Company Secretary a signed statement confirming that he has complied with the provisions of this sub-clause.
16.6    Any termination of the Employment will be without prejudice to the Executive’s continuing obligations under this Agreement.
16.7    On termination of this Agreement the Company may deduct from any sums then owing from it to the Executive by way or salary or otherwise any sums owing from him to it.
17.    PARTICULARS OF EMPLOYMENT

17.1    The disciplinary rules and procedure applicable to the Executive’s employment are available from Noel Lythgoe, HR Director. The disciplinary rules form part of the Executive’s contract of employment but the disciplinary procedure is not contractual. If the Executive is dissatisfied with any disciplinary decision relating to him, the Executive should apply in writing to the Chief Executive Officer of the Company.
17.2    In order to investigate any claim or allegation which would, if found to be true, entitle the Company to terminate his employment whether pursuant to clause 16 or otherwise it shall be entitled (without prejudice to its right subsequently to terminate the Executive’s Employment on the same or any other ground) to suspend the Executive on full pay for so long as it sees fit.
17.3    If the Executive has a grievance relating to the Employment, he should write to the Chief Executive Officer of the Company setting out full details of the matter. The decision of the Chief Executive Officer on all such matters shall be final.
18.    PRIOR AGREEMENTS AND CONTINUOUS PERIOD OF EMPLOYMENT

18.1    This Agreement is in substitution for and shall, save as mentioned herein, supersedes any former and existing agreements and arrangements for the Employment of the Executive by the Company. The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Executive relating to the Employment other than those expressly set out in this Agreement and that he is not entering into this Agreement in reliance on any representation not expressly set out herein.
18.2     The Executive acknowledges and agrees that his previous employment with the Company does not count towards the Executive's period of continuous employment with the Company during the Term.
19.    VARIATION

No variation or agreed termination of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

20.    NOTICES

Any notice may be given personally to the Executive or to the Chief Executive Officer of the Company (as the case may be) or may be posted to the Company (for the attention of its Chief Executive Officer) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served 48 hours after it is posted.

21.    LAW AND JURISDICTION

This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales and each of the parties hereto agrees to submit to the exclusive jurisdiction of the courts of England in determining matters hereunder.

IN WITNESS WHEREOF this document has been executed as a deed by the parties hereto the day and year first before written.

EXECUTED by the Company
acting by /s/ Andrew Farwig

SIGNED, SEALED
and DELIVERED by
/s/ Cormac Twomey